Exhibit 1.4

PROMISSORY NOTE

(Revolving Credit)

Date of Note:	January 28, 2016

Principal Indebtedness:	$2,000,000.00

FOR VALUE RECEIVED, the undersigned (“Maker”) does hereby covenant and promise to pay to the order of Sunshine Bank, a federally chartered savings bank (“Lender”), at 102 W. Baker St., Plant City, FL 33563, Attn: Jake Schoolfield, or at such other place as Lender may designate to Maker in writing from time to time, in legal tender of the United States, Two Million and No/100 Dollars ($2,000,000.00) (the “Loan”), or so much thereof as is advanced pursuant to the terms and conditions of that certain Revolving Credit Agreement by and between Maker, as Borrower, and Lender dated as of even date herewith (the “Credit Agreement”), together with all accrued interest, which shall be due and payable upon the following terms and conditions:

1.     Interest Rate:

The interest rate on the outstanding principal of this Note shall be at the Prime Rate plus 1.0%. The “Prime Rate”, for the purposes of this Note is that rate of interest calculated on a daily basis and announced or published from time to time as the “prime rate” in the Money Rates Column in the financial section of the Wall Street Journal (the “Journal”), which prime rate may vary from time to time, it being understood and agreed that the “Prime Rate” announced by or published by the Journal from time to time, does not necessarily mean or imply that such Prime Rate of Interest is the lowest rate then available from Lender or other lenders or banks elsewhere. All changes of the Prime Rate shall be effective as of the date of change and shall accordingly increase or decrease the interest rate hereunder. In the event the Prime Rate is no longer published in the Journal, Lender shall have the right to select a comparable index to ascertain a new prime rate of interest from such other reasonable source as it deems necessary (collectively, the “Interest Rate”).

Interest shall be calculated at the rate of 1/360 of the annual rate of interest for each day that principal is outstanding (i.e., interest will accrue and be paid on the actual number of calendar days elapsed from the date of each advance based on a 360-day year). The term “Business Day” as used herein shall mean any day other than a Saturday, Sunday or a legal holiday on which banks are authorized or required to be closed for the conduct of commercial banking business in Tampa, Florida. Interest due for any partial month shall be prorated accordingly. Interest will begin to accrue on the date of each Advance (as defined in the Credit Agreement). Interest will change on January 30, 2016 and each day thereafter.

2.	Advances and Payments:

This Note evidences a line of credit under the terms of which Maker may borrow, repay and reborrow hereunder, and advances hereunder shall be subject to the Credit Agreement. Advances may be made by Bank upon request of Maker pursuant to the terms of the Credit Agreement.

Payments due under this Note are payable in monthly payments of interest only beginning February 29, 2016 and on the same day in each month thereafter. All outstanding principal and interest shall be due and payable ON DEMAND by Lender (the “Maturity Date”), on which date the entire unpaid balance of principal and accrued interest shall be due and payable in full.

All such payments shall be made in lawful money of the United States of America, in immediately available funds at the place of payment, without set-off or counterclaim and without reduction for, and free from, any and all present or future taxes, levies, imposts, duties, fees, charges, deductions, withholdings, restrictions, and conditions of any nature imposed by any government or any political subdivision or taxing authority thereof (but excluding any taxes imposed on or measured by the net income of Lender). Maker hereby irrevocably authorizes Lender to charge from time to time any of Maker’s deposit accounts with Lender for payment of any amounts then due and payable hereunder (whether for interest then due or otherwise); provided that Lender shall not be under any obligation to charge any such deposit account, and Lender shall incur no liability to Maker or any other person or entity for its failure to do so. Payments received by Lender shall be applied first to accrued interest then due and then to the principal balance of the outstanding Loan unless otherwise directed, provided that during the existence of any default all payments received shall be applied in such order and manner as Lender shall determine. If any payment from Maker under this Note becomes due on a Saturday, Sunday or a day which is a legal holiday for banks in the State of Florida, such payment shall be made on the next Business Day and any such extension shall be included in computing interest under this Note.

The unpaid principal balance of this Note at any time shall be the total amounts loaned or advanced hereunder by Lender, less the amount of payments or prepayments of principal made hereon by or for the account of Maker. It is contemplated that by reason of prepayments there may be times when no indebtedness is owing hereunder; but notwithstanding such occurrences, this Note and any agreements and instruments securing the same shall remain valid and shall be in full force and effect as to loans or advances made pursuant to and under the terms of this Note subsequent to each occurrence. In the event that the unpaid principal amount hereof at any time, for any reason, exceeds the maximum amount hereinabove specified, Maker promises and agrees to pay the excess principal amount promptly upon demand; such excess principal amount shall in all respects be deemed to be included among the loans or advances made pursuant to the other terms of this Note, shall bear interest at the rate or rates stated herein, and shall be fully secured by all collateral.

3.     Balance Owing: The amount from time to time outstanding under this Note and each payment on this Note shall be evidenced by entries in Lender’s internal records, which shall be conclusive evidence absent manifest error of (a) the amount of principal and interest owing on this Note from time to time; (b) the amount of each advance made to Maker under this Note; and (c) the amount of each principal and/or interest payment received by Lender on this Note. The failure of Lender to make an accurate entry of advances and payments shall not limit or otherwise affect the obligation of Maker to repay funds actually advanced by Lender hereunder. Any loan or advance shall be conclusively presumed to have been made under the terms of this Note to or for the benefit of Maker when made in accordance with such requests and directions, or when made pursuant to the terms of any written agreement executed in connection herewith between Maker and Lender, or when said advances are deposited to the credit of the account of Maker with Lender regardless of the fact that persons other than those authorized hereunder may have authority to draw against such account, or when applied as a payment of principal and/or interest to another obligation of Maker to Lender.

4.	Security:

This Note is secured by, among other things: (i) that certain Second Mortgage, Assignment of Rents, Security Agreement and Fixture Filing of even date herewith (the “Mortgage”), by Maker to be recorded in the Public Records of Pinellas County, Florida, granting Lender a second lien and security interest in and to that certain Florida real property as more particularly described in said Mortgage; and (ii) the Credit Agreement (the Mortgage, the Credit Agreement, and all other instruments and agreements securing, evidencing, or executed in connection with this Note shall collectively be referred to as the “Loan Documents”).

5.	Default Interest Rate:

All principal and installments of interest if not paid when due shall bear interest (the “Default Rate”) from the date that said payments are due at a rate equal to the highest rate authorized by applicable law.

6.	Late Charges:

Maker shall pay a late charge equal to five percent (5%) of the amount of any payment that is not received by Lender on or before the ten (10th) day following the date on which the same is due, to compensate for Lender’s loss of use of funds and for the expense of handling the delinquency, which late charge must be received by Lender with the payment then due.

7.	Acceleration:

Should any default occur in any payment as stipulated in Section 2 above or should Maker default under any of the Loan Documents, then and in that event, the principal of this Note or any unpaid part thereof and all accrued interest thereon shall, in the sole discretion of Lender, at once become due and payable and may be collected forthwith without notice to the undersigned, regardless of the Maturity Date. However, Lender may, in the sole discretion of Lender, accept payments made by Maker after any default has occurred, without waiving any of Lender’s rights herein.

8.	Costs:

In the event that this Note is collected by law or through attorneys at law, or under advice therefrom (whether such attorneys are employees of the Lender or an affiliate of the Lender or are outside counsel), the Maker and any endorser, guarantor or other person primarily or secondarily liable for payment hereof hereby, severally and jointly agree to pay all costs of collection, including reasonable attorneys’ fees including charges for paralegals and others working under the direction or supervision of the Lender’s attorneys, whether or not suit is brought, and whether incurred in connection with collection, trial, appeal, bankruptcy or other creditors’ proceedings or otherwise.

9.	Loan Charges:

Nothing herein contained, nor any transaction related thereto, shall be construed or so operate as to require Maker or any person liable for the repayment of same, to pay interest in an amount or at a rate greater than the maximum allowed by applicable law. Should any interest or other charges paid by Maker, or any parties liable for the payment of the Loan made pursuant to this Note, result in the computation or earning of interest in excess of the maximum legal rate of interest permitted under the law in effect while said interest is being earned, then any and all of that excess shall be and is waived by Lender, and all that excess shall be automatically credited against and in reduction of the principal balance, and any portion of the excess that exceeds the principal balance shall be paid by Lender to Maker or any parties liable for the payment of the Loan made pursuant to this Note so that under no circumstances shall the Maker, or any parties liable for the payment of the Loan hereunder, be required to pay interest in excess of the maximum rate allowed by applicable law.

10.	Jurisdiction:

The laws of the State of Florida shall govern the interpretation and enforcement of this Note. In the event that legal action is instituted to collect any amounts due under, or to enforce any provision of, this instrument, Maker and any endorser, guarantor or other person primarily or secondarily liable for payment hereof consent to, and by execution hereof submit themselves to, the jurisdiction of the courts of the State of Florida, and, notwithstanding the place of residence of any of them or the place of execution of this instrument, such litigation may be brought in or transferred to a court of competent jurisdiction in or for Pinellas County, Florida.

11.	Payment of Documentary Stamp and Intangible Taxes:

Florida documentary stamp taxes and intangible taxes assessed on this Note have been paid in connection with the recording of the Mortgage.

Notwithstanding the foregoing, Maker agrees to indemnify and hold Lender harmless from and against any and all claims associated with nonpayment or underpayment of any documentary stamp tax or intangible personal property tax due and payable in connection with the execution and delivery of this Note, including any penalties and interest assessed thereon.

12.	Miscellaneous:

(a)     TIME IS OF THE ESSENCE OF THIS NOTE.

(b)     It is agreed that the granting to Maker of this Note or any other party of an extension or extensions of time for the payment of any sum or sums due hereunder or for the performance of any covenant or stipulation thereof or the taking of other or additional security shall not in any way release or affect the liability of the Maker of this Note.

(c)     This Note may not be changed orally, but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

(a)

(d)     All parties to this Note, whether Maker, principal, surety, guarantor or endorser, hereby waive presentment for payment, demand, notice, protest, notice of protest and notice of dishonor.

(e)     Anything herein to the contrary notwithstanding, the obligations of Maker under this Note shall be subject to the limitation that payments of interest shall not be required to the extent that receipt of any such payment by Lender would be contrary to provisions of law applicable to Lender limiting the maximum rate of interest which may be charged or collected by Lender.

(f)     The Maker hereof acknowledges that the Lender shall have no obligation whatsoever to renew, modify or extend this Note or to refinance the indebtedness under this Note upon the maturity thereof, except as specifically provided herein.

(g)     Lender shall have the right to accept and apply to the outstanding balance of this Note any and all payments or partial payments received from Maker after the due date therefor whether this Note has been accelerated or not without waiver of any and all of Lender’s rights to continue to enforce the terms of this Note and to seek any and all remedies provided for herein or any other Loan Documents evidencing the Loan.

(h)     The term “Maker” as used herein, in every instance shall include the makers, heirs, executors, administrators, successors, legal representatives and assigns, and shall denote the singular and/or plural, the masculine and/or feminine, and natural and/or artificial persons whenever and wherever the context so requires or admits.

13.	Waiver of Jury Trial:

MAKER AND LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF EITHER PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR LENDER ENTERING INTO THIS NOTE.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, Maker has duly executed this Note effective as of January 28, 2016.

MAKER:

BT-TWISS TRANSPORT LLC, a Florida limited liability company

By:	/s/ Stephen L Gurba
Name: Stephen L Gurba
Title: Sole Manager

TWISS TRANSPORT, INC., a Florida corporation

By:	/s/ Stephen L Gurba
Name: Stephen L Gurba
Title: Sole Director

TWISS LOGISTICS, INC., a Florida corporation

By:	/s/ Stephen L Gurba
Name: Stephen L Gurba
Title: Sole Director

TWISS COLD STORAGE, INC., a Florida corporation

By:	/s/ Stephen L Gurba
Name: Stephen L Gurba
Title: Sole Director

Approved by Guarantors:

LAKE AVENUE SOUTH EAST REAL ESTATE LLC, a Florida limited liability company

By:	/s/ Stephen L Gurba
Name: Stephen L Gurba
Title: Sole Manager

/s/ RICHARD WELKOWITZ
RICHARD WELKOWITZ

/s/ STEPHEN GURBA
STEPHEN GURBA